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Exhibit 99

                Viropharma Incorporated Appoints Michel de Rosen
                      President and Chief Executive Officer


EXTON, PA, AUGUST 22, 2000 -- ViroPharma Incorporated (Nasdaq: VPHM) announced today the appointment of Michel de Rosen as president and chief executive officer. Claude Nash, ViroPharma's founder and former president and chief executive officer, will remain chairman of the board of directors. The key addition of Michel de Rosen to the management team will further the growth of ViroPharma into a fully-integrated pharmaceutical company focused on developing innovative products to treat people who suffer from viral diseases.

"ViroPharma has reached a critical point in its evolution," said Claude Nash. "I wanted my successor to be a visionary with pharmaceutical business experience and the passion to lead ViroPharma to the next level. Michel has those qualities. He will be a tremendous asset to our company and I am delighted that he's decided to join us."

"ViroPharma is a young company that I have come to know well over the last few months as a member of the board of directors," said Michel de Rosen. "I am committed to advancing pleconaril toward commercialization, maximizing the potential of our other product candidates and enhancing our product portfolio so we can expand our reach into the antiviral market. I believe we will succeed because of the entrepreneurial spirit of the company - inspired and sustained by Claude Nash - the quality of ViroPharma's pipeline and partnerships with leading pharmaceutical companies and its highly motivated people."

Michel de Rosen joined the board of directors of ViroPharma in May 2000. He spent several years as the chairman of Rhone-Poulenc Pharma and chairman and chief executive officer of Rhone-Poulenc Rorer (now Aventis Pharma). During his tenure at Rhone-Poulenc Rorer, Mr. de Rosen contributed significantly to rejuvenating and focusing the company's product portfolio, transforming its research and development, restructuring its business operations, and as a result, growing the company's revenue and income.

ViroPharma Incorporated is committed to the commercialization, development and discovery of antiviral pharmaceuticals. The Company is focused on drug development and discovery activities for viral diseases, including viral respiratory infection (VRI), hepatitis C and respiratory syncytial virus disease.

This press release contains forward-looking statements, including statements relating to the Company's ongoing efforts to obtain regulatory approval for and commercialize its product candidates. Certain of ViroPharma's product candidates, including pleconaril, currently are in clinical trials. There can be no assurance that planned or ongoing clinical trials can be successfully concluded or concluded in accordance with the Company's anticipated schedule. The conduct of clinical trials and acquiring regulatory approval
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for investigational pharmaceutical products are subject to risks and uncertainties. Neither the FDA nor any other regulatory authority has approved pleconaril or any of ViroPharma's other product candidates for commercialization. There can be no assurance that FDA or other regulatory authority approval for pleconaril or any other product candidate under development by ViroPharma will be granted on a timely basis or at all. Even if approved, there can be no assurance that pleconaril will achieve market acceptance. These factors, and other factors that could cause future results to differ materially from the expectations expressed in this press release, include, but are not limited to, those described in ViroPharma's most recent Registration Statement on Form S-3 filed with the Securities and Exchange Commission. The forward-looking statements contained in this press release may become outdated over time. ViroPharma does not assume any responsibility for updating any forward-looking statements.

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